EXHIBIT 99.1

January 1, 2008

Dear shareholders:

On behalf of myself and the Voyant team, I’d like to wish all of you a Happy New Year.  In addition to time with friends and family, the holiday period provides an environment where we can more readily step back from near-term tactical concerns to take a broader look at where we’ve been and where we’re going.

2007 was the year our company re-invented itself, starting with our new management team, our new company name, and our new corporate identity.  We have become a rare type of company: a public startup.  I’d like to spend some time discussing our reasons for choosing this structure, which presents both advantages and disadvantages, because it is relevant to understanding the essence of what Voyant is.

First and foremost, we remained a public company because we believe it was in the best interests of our shareholders, many of whom have supported Zeros and Ones for many years. We realized that if we had pursued other paths, such as privatization, a large percentage of our existing shareholder base would have been negatively impacted. We were unwilling to give up on these long-term shareholders who have remained so loyal to the company for so long, just as they have not given up on us!

Second, bear in mind that Voyant is a holding company that intends to create new businesses. Taken as a whole, these businesses will be focused on the intersection of media and technology, while individually; they will have their own potential for a venture-style return. We chose to remain a public company because this structure provides our shareholders with a rare opportunity to invest in a venture-like environment through the public stock market.  Most startups today are funded by private equity or venture funds whose limited partners are forced to make long-term, illiquid investments with long waiting periods before seeing even partial distributions.  Through Voyant, however, our shareholders can participate in these types of investments while still enjoying the liquidity benefits of a public stock. Furthermore, unlike traditional venture capital funds, Voyant intends to directly operate many of its own companies (e.g., RocketStream or the Aviation Broadband business unit), and therefore we have direct control of these businesses. We believe that this unusual model is a great differentiator for Voyant.

This public startup model also plays well to our core and distinctive competencies. Our management team has a proven track record of spotting value in certain technology areas that others may not see. We have a vision that we believe to be unique as to how those technologies could be leveraged to unlock new, large, rapidly-growing markets. A good example of this is our Aviation Broadband business. Our team was able to see that certain satellite modem technology, originally developed for military communications and then applied to commercial telecom applications, could next be adapted for aviation broadband applications.

While private startups tend to focus on narrow niches, we want Voyant to cast a much wider net.  With our broader structure, we can nimbly pursue a variety of deals where and when they make sense.  This means that we intend to constantly explore partnerships, pursue joint ventures, make investments, and of course pursue our own organic growth.

With a company this new and dynamic, things can happen extremely quickly.  (In fact, we’ve put out over 30 press releases in 2007.)  I told you in previous letters that investing in a venture-oriented start-up like Voyant is not for the faint-of-heart.  It’s a significant risk, but we believe that the reward potential makes this a very attractive investment proposition.  We have a long way to go, but I feel justified in saying that our accomplishments in the past year are extremely significant:

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January: Put new management team in place

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March: Launched our first product: RocketStream 1.0 for large enterprises

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April: Re-branded and re-launched Zeros & Ones as Voyant International Corp.

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April: Launched the Voyant Productions business unit and began the process of acquiring initial content

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June: Held our first annual shareholder meeting

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July: Launched RocketStream 1.1 with protocol enhancements for smaller companies (SMB) and new branding

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August: Started building a RocketStream Sales channel (now with over 25 resellers on 3 continents)

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September: Formed the Aviation Broadband business unit with a new General Manager

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October: Released a beta version of Macintosh-compatible RocketStream 1.2

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November: RocketStream demonstrated a cross-platform port to Linux/Unix

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December: Passed the 25,000 download mark for RocketStream Station Free

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December: Converted significant debt held by members of the management team into equity investment in Voyant

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December: Signed an agreement with Soliton to be RocketStream’s master distributor for the Japanese market

While I’m proud of these recent accomplishments, we expect the pace to pick up even more.  We’re judiciously adding to our team in strategic areas, and we are leveraging the considerable contacts we have in the content and technology industries.

There are positive and negative aspects of being a public start-up. One consequence has been the challenges we have faced in our financing activities. As I told you in my last letter, we are continuing in the process of seeking more interim funding on acceptable terms.  We had hoped to have more news on this topic by the end of 2007, but we are not there quite yet.  Again, part of the reason for this delay has been our unwillingness to accept the kind of “vulture” financing that we feel would be counter to our shareholders’ best interests.  In the meantime, we have been able to secure interim cash to continue to operate the business on terms that we feel are acceptable, and we expect to continue to be able to do so.  This means that we expect to continue to have the luxury of choosing only the right deals, and, while we hope that such a financing event happens soon, we will wait as long as necessary.

I also want to update you on the status of the Sports Immortals Internet destination portal we announced last April.  While we still think it that this would be an excellent showcase for the RocketStream technology, other RocketStream development activities promise us a better return on time spent by our engineering team.  So even though we believe that the Sports Immortals portal would be a good program to undertake, the opportunity cost is now too high, and consequently, that remains on the back burner for now.  We have removed the Sports Immortals portion from our Website, with the hope that we will come back to this project in the future.

Next, let me address are our planned acquisitions of Wildwoods and DL Music.  We are still very interested in consummating those acquisitions because we consider those companies to be very synergistic with, and valuable to, Voyant.  However, we are not in a position to fund those acquisitions at this time, and with the passage of time, we need to ensure that this deal still represents the best possible value for our shareholders. In the meantime, we still enjoy good working relationships with the management at Wild Woods and DL Music, and we continue to collaborate with the Wild Woods/DL team.

From an organic growth perspective, most of our attention has been focused on three areas: our Aviation Broadband business unit, our RocketStream data transfer acceleration subsidiary, and our Voyant Productions business unit.

The Aviation Broadband team has really turned up the heat on their activities in recent months.  The business plan for this activity has matured greatly, and we continue to meet with airlines and potential partners.  We have already filed our first provisional patent application, and we hope to be able to announce a significant partnership early in 2008.

The RocketStream team is ready for another on-time product release. We intend to launch RocketStream 1.2, which is our first Macintosh-compatible release, in conjunction with MacWorld, which occurs in mid-January.  While the Mac operating system commands a smaller overall market share than Windows, it is very significant in the markets that RocketStream addresses, where users tend to move large, rich-media files.

We’ve always said that the standalone versions of the RocketStream software are just the beginning of a much broader play wherein we intend to embed the RocketStream acceleration engine in other companies’ software and services.  This is where we believe that meaningful revenue will come, and while we’d hoped that this would already have happened in late 2007, we are not there yet.  With the forthcoming release of RocketStream 1.2 we now are turning our development resources to this effort.  I’ve told you in previous letters that we intend to accelerate more than just files; we intend to accelerate streaming media, web content, and just about any other Internet traffic, and I’m extremely pleased to say that this work is now under way.  Remember: it’s not about just software utilities; it’s about providing powerful, agile, and comprehensive solutions to big Internet problems.

Voyant Productions, our Content Creation and Aggregation division is also very active.  As you know, Mark Laisure, our chairman, is personally managing this effort.  His team has been formalizing business plans, developing partnerships fostered through deep relationships it maintains in the entertainment sector, and evaluating a variety of deals and production projects.  We will report more on these activities as developments warrant.

As you can see, Voyant has come a long, long way since September 15, 2006, when we re-listed the stock on the Over-the-Counter Bulletin Board.  From that date to the end of 2007, our stock has almost tripled in value, albeit with a roller-coaster ride in between. We have accomplished a lot, and 2008 promises to be an even more dynamic year.

To that end, we intend to continue to pursue growth opportunities in our target zone at the intersection of media and technology.  We believe that we are well positioned to leverage that intersection as we nurture our existing business areas and investigate new ones.

Stay with us as we enter 2008.  Although we intend to create long-term, sustainable growth, both in our businesses and in our stock value, I suspect it will be an adrenaline-filled ride!

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Dana Waldman

P.S.: Please remember that, in this letter, we make forward-looking statements about our future expectations, plans and prospects. There is a risk that the actual results we achieve will differ from those forward-looking statements. To better understand these risks and the reasons that our results may differ from our statements, please read the “Forward Looking Statements Note” on the Investor page of our website and our filings with the Securities Exchange Commission, especially Forms 10KSB and 10QSB.